Filed Pursuant to Rule 433
Registration Statement Nos. 333-103545-06 & 333-166301

Subject to Completion, dated October 13, 2011

SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus
relating to the remarketing of

(up to)
$406,791,000

CLASS A-4 NOTES

SLM Student Loan Trust 2005-8
Issuing Entity

SLM Funding LLC
Depositor

Sallie Mae, Inc.
Sponsor, Servicer and Administrator

Student Loan-Backed Notes

The remarketing agent is remarketing, on behalf of SLM Student Loan Trust 2005-8, the class A-4 notes (the “class A-4 notes”).  The class A-4 notes were originally issued by the trust on September 20, 2005.  If successfully remarketed on October 25, 2011, the class A-4 notes will have the following terms:

Class	Outstanding Principal Amount	Interest Rate	Price	Next Reset Date	Legal Maturity Date
Class A-4 Notes	$406,791,000	3-month LIBOR plus %	100%	January 25, 2012	January 25, 2028

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the class A-4 notes, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this free-writing prospectus.  Any representation to the contrary is a criminal offense.

We are not offering the class A-4 notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities and are obligations of the issuing entity, which is a trust.  They are not obligations of or interests in SLM Corporation, the sponsor, the depositor, any seller of loans to the depositor, the administrator, the servicer or any of their respective affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

Remarketing Agent

BofA Merrill Lynch

October 13, 2011

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the preliminary remarketing prospectus supplement, dated October 13, 2011, and the base prospectus, dated September 28, 2011 (together, the “preliminary remarketing prospectus”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the preliminary remarketing prospectus.

Ratings of the Notes

The notes issued by the SLM Student Loan Trust 2005-8 are currently rated as follows:

•
Class A notes (including the class A-4 notes): “AAAsf” by Fitch, Inc. (“Fitch”), “Aaa (sf)” by Moody’s Investors Service, Inc. (“Moody’s”) and “AAA (sf)” by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”).

•	Class B notes: “BBB-sf” by Fitch, “Aa1 (sf)” by Moody’s and “AA+ (sf)” by S&P.

The inclusion of an “sf” or “(sf)” in the rating is an identifier recently implemented for structured finance product ratings by the applicable rating agency.

A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

A rating addresses only the likelihood of the timely payment of stated interest and the payment of principal at final maturity, and does not address the timing or likelihood of principal distributions prior to final maturity.

(up to)
$406,791,000

CLASS A-4 NOTES

SLM STUDENT LOAN TRUST 2005-8
Issuing Entity

SLM FUNDING LLC
Depositor

SALLIE MAE, INC.
Sponsor, Servicer and Administrator

___________

Remarketing Agent

BofA Merrill Lynch

___________

October 13, 2011